PROSPECTUS SUPPLEMENT	REGISTRATION NO. 333-44286
(To Prospectus dated March 15, 2011)	Filed Pursuant to Rule 424(b)(3)

1,000,000,000 Depositary Receipts
Europe 2001 HOLDRS (SM) Trust

This prospectus supplement supplements information contained in the prospectus dated March 15, 2011 relating to the sale of up to 1,000,000,000 depositary receipts by the Europe 2001 HOLDRS (SM) Trust.

The share amounts specified in the table in the “Highlights of Europe 2001 HOLDRS” section of the base prospectus shall be replaced with the following:

Name of Company(1)	Ticker	Share Amounts	Primary U.S. Trading Market
AEGON N.V.	AEG	5.2000	NYSE
Alcatel-Lucent*	ALU	3.0000	NYSE
Amdocs Limited	DOX	3.0000	NYSE
ARM Holdings, plc*	ARMH	8.0000	NASDAQ GS
ASM International N.V.	ASMI	13.0000	NASDAQ GS
ASML Holding N.V.	ASML	6.2222	NASDAQ GS
AstraZeneca PLC.*	AZN	4.0000	NYSE
BP p.l.c.*	BP	4.0000	NYSE
Diageo p.l.c.*	DEO	5.0000	NYSE
Elan Corporation, p.l.c.*	ELN	4.0000	NYSE
LM Ericsson Telephone Company*	ERIC	3.2000	NASDAQ GS
GlaxoSmithKline p.l.c.*	GSK	6.0000	NYSE
ING Groep N.V.*	ING	4.0000	NYSE
Koninklijke Philips Electronics N.V.	PHG	5.0000	NYSE
Nokia Corporation*	NOK	5.0000	NYSE
Novartis AG*	NVS	5.0000	NYSE
Oclaro Inc.	OCLR	0.2400	NASDAQ GM
Qiagen N.V.	QGEN	6.0000	NASDAQ GS
Repsol YPF, S.A.*	REP	11.0000	NYSE
Ryanair Holdings p.l.c.*	RYAAY	16.0000	NASDAQ GS
Sanofi-Aventis SA*	SNY	4.6956	NYSE
SAP AG*	SAP	4.0000	NYSE
Shire plc*	SHPGY	4.0000	NASDAQ GS
STMicroelectronics N.V.	STM	4.0000	NYSE
Telefonica S.A.*	TEF	4.5558	NYSE
Total S.A.*	TOT	6.0000	NYSE
UBS AG	UBS	6.3000	NYSE
Unilever N.V.	UN	9.0000	NYSE
Vodafone Group Public Limited Company*	VOD	5.2500	NASDAQ GS
WPP Group plc	WPPGY	3.0000	NASDAQ GS

___________________________
*  The securities of these non-U.S. companies trade in the United States as American Depository Receipts.  Please see “Risk Factors” and “U.S. Federal Income Tax Consequences—Special considerations with respect to underlying securities of foreign issuers” for additional information relating to an investment in a non-U.S. company.

(1) Effective May 31, 2011 (the “delisting date”), Millicom International Cellular S.A., an underlying constituent of the Europe 2001 HOLDRS Trust (the “Trust”), was delisted from trading on NASDAQ GS.  Pursuant to the prospectus for the Trust, if Millicom International Cellular S.A. is not listed for trading on another national securities exchange within five business days from the delisting date, it shall be distributed by The Bank of New York Mellon.  The rate of distribution is 0.08 Millicom International Cellular S.A. shares per Europe 2001 HOLDRS.  The record date and pay date for the distribution shall be June 13, 2011 and June 16, 2011, respectively.

The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

The date of this prospectus supplement is June 6, 2011.